Exhibit 10.24
January 20, 2006
Mr. John Thuma
21 Clark Drive
San Mateo, CA 94401
Dear John:
This letter sets forth the terms of the agreement (the “Agreement”) that iPass Inc. (“iPass” or the “Company”) is offering to you to aid in your employment transition in connection with the Company’s merger with GoRemote Internet Communications, Inc. (“GRIC”) (the “Merger”).
     1.     Separation. Upon the Closing of the Merger (as that term is defined in the Merger Agreement), your employment with the Company will continue under the terms and conditions contained herein. Your employment will end upon the earliest to occur of the following: (i) termination of this Agreement as provided in Paragraph 2(g) herein; or (ii) September 1, 2006 (either of which shall be deemed the “Separation Date” if and when it occurs). On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.
     2.     Transition Period.
             (a)     Duties. Between now and the Separation Date (the “Transition Period”), you will continue to work for the Company as its Vice President, Sales Integration. You will use your best efforts to perform your current duties and responsibilities and/or such other duties as the Company’s Chief Executive Officer, or his designees, may request. In addition, you will provide support and use your best efforts to assist in the successful transition and integration of GRIC and iPass. After the closing of the Merger, you will report to Tom Thimot, Senior Vice President of Worldwide Sales. During the Transition Period, you will comply with the terms of this Agreement, the Company’s policies, and the terms of your Employee Proprietary Information and Inventions Agreement (which is attached hereto as Exhibit A).
             (b)      Compensation. During the Transition Period, the Company will continue to compensate you for your services by paying your current full-time semi-monthly base salary of $10,416.67 and paying you any variable compensation that you earn for Q1 and Q2 2006 pursuant to the terms of the variable compensation plan. In addition, on the Separation Date, the Company will pay you a single lump sum amount of $20,833, which is equal to two (2) months of your variable on-target compensation for the months of July and August 2006. These payments will be subject to standard payroll deductions and withholdings.

John Thuma

             (c)     Benefits. During the Transition Period, you will be eligible to continue your current Company benefits subject to the terms and limitations of the applicable plans. In light of this Agreement, however, you will not be eligible for any severance benefits pursuant to the Company’s current or future severance benefit plans unless the Company expressly states in writing that you shall be entitled to such benefits.
             (d)     Stock Options. During the Transition Period, your stock options granted by the Company will continue to vest according to the terms of the applicable plan documents and stock option agreements. Any accelerated vesting provisions contained in your stock option agreements with the Company shall not be affected by this Agreement and shall remain in full force and effect.
             (e)     Other Activities. During the Transition Period, you agree not to engage in any employment or business activity that is competitive with, or would otherwise conflict with, employment by the Company, or that could violate your duty of loyalty to the Company. Such competitive activity would include, without limitation, any solicitation or hiring of any current iPass employees, consultants, or independent contractors, either directly or indirectly, personally or through others.
             (f)     Employment Agreement. During the Transition Period, the terms and conditions of your employment will be as set forth herein. Accordingly, the terms set forth in this Agreement shall supersede and replace the terms and conditions set forth in any other agreement you may have with the Company, including your employment offer letter dated June 27, 2000 (“the Employment Agreement”).
             (g)     Employment Status.
                      (i)     At-Will Employment. Your employment during the Transition Period will continue to be on an at-will basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.
                      (ii)   Change in Duties and Responsibilities. You acknowledge and agree that any change in your duties and responsibilities as set forth in this Agreement shall not constitute a constructive termination, resignation for good reason, or any other such triggering event for purposes of any existing change of control agreements, stock option plans, or severance agreements you may have with iPass.
                      (iii)  Severance Benefits If Employment Terminated Before September 1, 2006. If you resign your employment during the Transition Period, or the Company elects to terminate your employment during the Transition Period even though you have met all of your obligations under this Agreement, then you shall be eligible to receive the Severance Benefits set forth in Paragraph 3 herein subject to the terms of Paragraph 3.

John Thuma

     3.      Severance Benefits. If you execute the Employment Termination Release attached hereto as Exhibit B (the “Release”) on the Separation Date; and, allow the Release to become effective, then the Company will provide you with the following severance benefits within ten (10) days of the Separation Date:
             (a)     Severance Payment. The Company will pay you as severance a single lump sum amount equal to: (a) three (3) months of your base salary ($62,500), and (b) three (3) months of your variable on-target compensation ($31,250) (the “Severance Payment”). The Severance Payment will be subject to standard payroll deductions and withholdings.
             (b)     Health Care Reimbursement. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. As an additional severance benefit, if you timely elect continued coverage under COBRA, then the Company will pay the premiums necessary to continue your current health care coverage for a period of twelve (12) months following the Separation Date (the “COBRA Payments”). The COBRA Payments cease if you become eligible for benefits under another employer’s medical benefit plan. You agree to notify the Company in writing within three (3) days of such eligibility.
        4.     Expense Reimbursements. You agree that within thirty (30) days of the Separation Date you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your last date of employment, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
        5.     No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonuses, equity interests or vesting, severance or other benefits after the Separation Date.
        6.     Return of Company Property. On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, all Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, on the Separation Date you will be allowed to keep your Company laptop computer as your own personal property provided that on or before the Separation Date, you allow the Company’s IT personnel to remove any and all Company information contained on that computer.

John Thuma

     7.     Proprietary Information Obligations. You agree that, during the Transition Period and thereafter, you will abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement.
     8.     Nondisparagement. You agree not to disparage the Company and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information consistent with your obligations under this Agreement.
     9.     Nonsolicitation. During the Transition Period and for a one (1) year period following the Separation Date, you agree not to interfere with the business of the Company by directly or indirectly soliciting, enticing, inducing, or encouraging, or attempting to solicit, entice, induce or encourage any employee, consultant or independent contractor of the Company to terminate his, her or its employment or relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     10.   Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the continuation of your at-will employment and the Severance Benefits set forth herein, you hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their current or former directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the decision to terminate that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. Notwithstanding anything in this paragraph, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts

John Thuma

within the course and scope of your employment with the Company, nor from any obligations undertaken by the Company in this Agreement.
     11.   ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement (in a written revocation sent to the President of the Company); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”).
     12.   Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
     13.   Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in

John Thuma

writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me. Additionally, if you sign the Release attached hereto as Exhibit B on or after your final date of employment with the Company, please return the signed original of the Release to me.
Sincerely,

iPass Inc.
By:	/s/ J. Michael Badgis
J. Michael Badgis
Vice President, Human Resources

Exhibit A – Employee Proprietary Information and Inventions Agreement
Exhibit B – Employment Termination Release

Accepted and Agreed:
/s/ John Thuma
John Thuma

Dated:	1/20/06

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

iPass Inc.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by iPass Inc. (the "Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:
1     Nondisclosure
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2     Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would
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cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3.     Records. I agree to keep and maintain adequate and
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current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4.     Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.
5.     No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6.     Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.
7.     Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8.     Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9.     Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10.     General Provisions.
     10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
     10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right
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under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely: 7/17/2000.
     I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B to this Agreement.
Dated: 7/17/00
/s/ John P. Thuma
Signature
John P. Thuma
(Printed Name)
Accepted and Agreed To:
iPass Inc.
By: /s/ Levie Tarantino
3800 Bridge Parkway
(Address)
Redwood City, CA 94065
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Exhibit A
LIMITED EXCLUSION NOTIFICATION
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
     (2) Result from any work performed by you for the Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
     I acknowledge receipt of a copy of this notification.
By: John P. Thuma
(Printed Name of Employee)
Date: 7/17/00
Witnessed by:
Levie Tarantino
(Printed Name of Representative)
Dated: 7/17/00
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Exhibit B

TO:	iPass Inc.

FROM:	John P. Thuma

DATE:	7/17/00

SUBJECT:	Previous Inventions
     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by iPass Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☑	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.
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EXHIBIT B
EMPLOYMENT TERMINATION RELEASE
(to be signed on or after the Separation Date)
I understand that my employment with iPass, Inc. (the “Company”) terminated effective September 1, 2006. I also understand that, pursuant to the separation letter agreement between me and the Company, which I signed on _______________, 2006 (the “Agreement”), I am required to sign this Employment Termination Release (“Release”) in exchange for certain benefits under the Agreement. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary and vacation earned through my termination date, to which I am entitled by law.
I hereby generally and completely release the Company and its current or former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising under the Employment Agreement; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). I understand that I am not hereby releasing the Company from any obligation it may otherwise have to indemnify me for my acts within the course and scope of my employment with the Company, nor from any obligations undertaken by the Company in the Agreement.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release (although I may choose not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release in a writing to the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me (“Employment Termination Release Effective Date”).
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.
Having read and understood the foregoing, I hereby agree to the terms and conditions stated above.

John Thuma

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